Exhibit 99.1

Arch Capital Group Ltd.

Earnings Release Supplement

As of December 31, 2008

PRESS RELEASE NASDAQ Symbol ACGL For Immediate Release	Wessex House, 4th Floor 45 Reid Street Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax CONTACT: John D. Vollaro Executive Vice President and Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2008 FOURTH QUARTER RESULTS

HAMILTON, BERMUDA, February 17, 2009 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that it incurred a net loss to common shareholders for the 2008 fourth quarter of $143.0 million, or $2.28 per share on a pro forma basis (see page 2), compared to net income available to common shareholders for the 2007 fourth quarter of $234.4 million, or $3.31 per share. For the year ended December 31, 2008, the Company reported net income available to common shareholders of $265.1 million, or $4.09 per share, compared to $832.1 million, or $11.28 per share, for the 2007 period.

The Company also reported after-tax operating income available to common shareholders for the 2008 fourth quarter of $85.9 million, or $1.37 per share on a pro forma basis (see page 2), compared to $221.5 million, or $3.12 per share, for the 2007 fourth quarter. For the year ended December 31, 2008, the Company reported after-tax operating income available to common shareholders of $537.4 million, or $8.29 per share, compared to $846.5 million, or $11.47 per share, for the 2007 period. The Company’s after-tax operating income available to common shareholders represented a 10.9% annualized return on average common equity for the 2008 fourth quarter, compared to 24.4% for the 2007 fourth quarter, and 15.8% for the year ended December 31, 2008, compared to 24.3% for the 2007 period. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

All earnings per share amounts discussed in this release are on a diluted basis. Due to the net loss recorded in the 2008 fourth quarter, diluted weighted average common shares and common share equivalents outstanding as reported for the 2008 fourth quarter exclude 2.5 million dilutive common share equivalents since the inclusion of such common share equivalents would have had an anti-dilutive effect on the loss per share under GAAP (see page 2). The Company has included such shares on a pro-forma basis in order to make comparisons to the 2007 fourth quarter more meaningful. Since the Company reported net income for the 2007 fourth quarter and the years ended December 31, 2008 and 2007, the computation of diluted weighted average common shares and common share equivalents outstanding includes dilutive common share equivalents for such periods.

The Company’s book value per common share, including the net effect of share repurchases, was $51.36 at December 31, 2008, compared to $53.04 at September 30, 2008 and $55.12 at December 31, 2007. Changes in shareholders’ equity and book value per common share in each period include foreign currency translation adjustments, which result from the net assets of certain of the Company’s foreign operating units being translated into U.S. Dollars at exchange rates in effect at the financial reporting date. Due to strengthening of the U.S. Dollar against the British Pound, Euro and Canadian Dollar during the 2008 fourth quarter and year ended December 31, 2008, foreign currency translation adjustments resulted in reductions of book value per common share of $0.38 and $0.52, respectively.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2008	2007	2008	2007

Gross premiums written	$825,465	$828,160	$3,669,076	$4,140,143
Net premiums written	615,574	577,666	2,805,726	2,901,936
Net premiums earned	698,514	712,216	2,845,454	2,944,650
Underwriting income (loss)	(7,657)	112,826	143,603	470,038

Combined ratio	101.2%	84.4%	95.0%	84.1%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income (loss) available to common shareholders and related diluted per share results:

	Three Months Ended			Year Ended
	December 31,			December 31,
	2008		2007	2008	2007
(U.S. dollars in thousands, except share data)	As Reported (1)	Pro Forma (1)	As Reported	As Reported	As Reported

After-tax operating income available to common shareholders	$85,934	$85,934	$221,520	$537,386	$846,458
Net realized gains (losses), net of tax	(106,005)	(106,005)	18,211	(190,155)	30,085
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(174,147)	(174,147)	(906)	(178,608)	(171)
Net foreign exchange gains (losses), net of tax	51,246	51,246	(4,416)	96,499	(44,273)
Net income (loss) available to common shareholders	$(142,972)	$(142,972)	$234,409	$265,122	$832,099

Diluted per common share results:
After-tax operating income available to common shareholders	$1.43	$1.37	$3.12	$8.29	$11.47
Net realized gains (losses), net of tax	(1.76)	(1.69)	0.26	(2.93)	0.41
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(2.90)	(2.78)	(0.01)	(2.76)	(0.00)
Net foreign exchange gains (losses), net of tax	0.85	0.82	(0.06)	1.49	(0.60)
Net income (loss) available to common shareholders	$(2.38)	$(2.28)	$3.31	$4.09	$11.28

Weighted average common shares and common share equivalents outstanding – diluted	60,048,258	62,587,256	70,901,361	64,789,052	73,762,419

(1)          Due to the net loss recorded in the 2008 fourth quarter, diluted weighted average common shares and common share equivalents outstanding for the 2008 fourth quarter as reported do not include 2.5 million dilutive common share equivalents since the inclusion of such common share equivalents would have had an anti-dilutive effect on the loss per share under GAAP. The 2008 fourth quarter pro forma results shown above include such dilutive common share equivalents in order to make comparisons to the 2007 fourth quarter more meaningful. Since the Company reported net income for the 2007 fourth quarter and the years ended December 31, 2008 and 2007, the computation of diluted weighted average common shares and common share equivalents outstanding includes dilutive common share equivalents for such periods. See page 7 for a discussion of Regulation G and the use of pro forma diluted net loss per share.

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. For the 2008 fourth quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 70.3% and an underwriting expense ratio of 30.9%, compared to a loss ratio of 55.6% and an underwriting expense ratio of 28.8% for the 2007 fourth quarter. For the year ended December 31, 2008, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 65.0% and an underwriting expense ratio of 30.0%, compared to a loss ratio of 55.8% and an underwriting expense ratio of 28.3% for the 2007 period. The loss ratio of 70.3% for the 2008 fourth quarter was comprised of 57.1 points of paid losses (including 8.4 points related to catastrophe losses), 19.2 points related to reserves for reported losses and a reduction of 6.0 points related to incurred but not reported reserves.

Results for the 2008 fourth quarter include an increase of approximately $155.6 million in the Company’s estimated after-tax net losses for Hurricane Ike (after reinsurance recoveries and net of reinstatement premiums). The updated loss estimate was based on additional information from clients reflecting larger losses than initial estimates, as well as from increased estimates of industry insured losses of $18 billion to $21 billion. Approximately two thirds of the increase resulted from the Company’s expected claims in the onshore and offshore energy lines of business. The updated hurricane loss estimates are derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers to date as well as a review of the Company’s in-force contracts. The Company’s actual losses from this event may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of the available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues.  In particular, the models used for offshore energy risks are relatively new and may be subject to even greater variability.  In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company’s reserving method to date has been, to a large extent, the expected loss method, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through December 31, 2008. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Net investment income for the 2008 fourth quarter was $111.7 million, or $1.79 per share on a pro forma basis (see page 2), compared to $120.8 million, or $1.70 per share, for the 2007 fourth quarter. For the year ended December 31, 2008, net investment income was $468.1 million, or $7.22 per share, compared to $463.2 million, or $6.28 per share, for the 2007 period. The comparability of net investment income during the 2008 and 2007 periods was influenced by the Company’s share repurchase program described below. The pre-tax investment income yield was 4.50% for the 2008 fourth quarter, compared to 5.04% for the 2007 fourth quarter, and 4.73% for the year ended December 31, 2008, compared to 4.97% for the 2007 period.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities, with no direct holdings of collateralized debt obligations (CDOs), collateralized loan obligations (CLOs) or credit default swaps (CDSs). The Company’s portfolio does not include ownership of common stock or preferred stock of any publicly-traded issuers and essentially includes no investments in hedge funds or private equity funds. The average credit quality rating of the portfolio remained at “AA+” at December 31, 2008 and the average effective duration increased to 3.62 years at December 31, 2008, compared to 3.44 years at September 30, 2008 and 3.29 years at December 31, 2007.

During the 2008 fourth quarter, pre-tax net realized losses on the Company’s investment portfolio were $102.9 million, which reflected $75.2 million of other-than-temporary impairment charges recorded pursuant to current accounting principles. Such amounts do not necessarily reflect the ultimate economic losses, if any, which may be realized on these securities. The Company recorded approximately $24 million of pre-tax unrealized gains on its investment portfolio during the 2008 fourth quarter, excluding foreign exchange. In addition, the Company recorded approximately $40 million of unrealized losses on investments held in foreign currencies due to strengthening of the U.S. Dollar, which was more than offset by net foreign exchange gains described below.

During the 2008 fourth quarter, the Company recorded equity in net loss of investment funds accounted for using the equity method of $174.1 million. Such amount primarily related to the Company’s investments in U.S. and Euro-denominated bank loan funds and resulted from the extreme volatility in the capital and credit markets during September, October and November 2008 as the market values of the secured loans underlying the holdings in such funds declined significantly. Due to the ownership structure of these investment funds, which invest in fixed maturity securities, the Company uses the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities. Investment funds accounted for using the equity method totaled $301.0 million at December 31, 2008, compared to $384.1 million at September 30, 2008 and $236.0 million at December 31, 2007.

For the year ended December 31, 2008, the effective tax rates on income before income taxes and pre-tax operating income were 4.4% and 1.5%, respectively, compared to 1.8% and 1.9% for the 2007 period. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2009 will be in the range of 2.5% to 4.5%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. For the 2008 fourth quarter and year ended December 31, 2008, the Company paid $2.9 million and $13.1 million, respectively, of federal excise taxes, compared to $2.9 million and $14.5 million in the corresponding 2007 periods. Such amounts are reflected as acquisition expenses in the Company’s consolidated statement of income.

Net foreign exchange gains for the 2008 fourth quarter of $51.5 million consisted of net unrealized gains of $51.9 million and net realized losses of $0.4 million, compared to net foreign exchange losses for the 2007 fourth quarter of $4.1 million which consisted of net unrealized losses of $3.1 million and net realized losses of $1.0 million. Net foreign exchange gains for the year ended December 31, 2008 of $96.6 million consisted of net unrealized gains of $97.4 million and net realized losses of $0.8 million, compared to net foreign exchange losses for the 2007 period of $44.0 million which consisted of net unrealized losses of $48.8 million and net realized gains of $4.8 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. As discussed above, the Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, were 64.8 million for the year ended December 31, 2008, compared to 73.8 million for the 2007 period. The lower level of weighted average shares outstanding in the 2008 periods was primarily due to the impact of share repurchases as discussed below.

The board of directors of ACGL has authorized the investment of up to $1.5 billion in ACGL’s common shares through a share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through February 2010. During the 2008 fourth quarter, ACGL did not repurchase any common shares under the share repurchase program. Since the inception of the share repurchase program through December 31, 2008, ACGL has repurchased approximately 15.3 million common shares for an aggregate purchase price of $1.05 billion. At December 31, 2008, approximately $450 million of repurchases were available under the share repurchase program. As a result of the share repurchase transactions to date, book value per common share was reduced by $3.52 per share at December 31, 2008, compared to $1.45 at December 31, 2007, while weighted average shares outstanding for the 2008 fourth quarter and year ended December 31, 2008 were reduced by 15.3 million and 12.9 million shares, respectively, compared to 6.5 million shares and 3.3 million shares for the 2007 fourth quarter and year ended December 31, 2007, respectively.

At December 31, 2008, the Company’s capital of $3.83 billion consisted of $300.0 million of senior notes, representing 7.8% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.6% of the total, $325.0 million of preferred shares, representing 8.5% of the total, and common shareholders’ equity of $3.11 billion, representing the balance. At December 31, 2007, the Company’s capital of $4.34 billion consisted of $300.0 million of senior notes, representing 6.9% of the total, $325.0 million of preferred shares, representing 7.5% of the total, and common shareholders’ equity of $3.71 billion, representing the balance. The decrease in total capital during 2008 was primarily attributable to an after-tax decrease in the market value of our investment portfolio and share repurchase activity, partially offset by net income and borrowings during the period.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Wednesday, February 18, 2009. A live webcast of this call will be available via the Investor Relations — Events and Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on February 18 at 1:00 p.m. Eastern Time until February 25, 2009 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 60189779), and international callers should dial 617-801-6888 (passcode 60189779).

Please refer to the Company’s Financial Supplement dated December 31, 2008, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company.

Arch Capital Group Ltd., a Bermuda-based company with over $3.8 billion in capital at December 31, 2008, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates and prevailing credit terms) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through December 31, 2008;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance;

•                        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates or underwrites business;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and its access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

Due to the net loss recorded in the 2008 fourth quarter, diluted weighted average common shares and common share equivalents outstanding as reported for the 2008 fourth quarter exclude 2.5 million dilutive common share equivalents since the inclusion of such common share equivalents would have had an anti-dilutive effect on the loss per share under GAAP. The Company has included such shares on a pro-forma basis in order to make comparisons to the 2007 fourth quarter more meaningful. This presentation is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to actual diluted net loss per share (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release. Since the Company reported net income for the 2007 fourth quarter and the years ended December 31, 2008 and 2007, the computation of diluted weighted average common shares and common share equivalents outstanding includes dilutive common share equivalents for such periods.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share and Share Repurchases

	December 31,	December 31,
(U.S. dollars in thousands, except share data)	2008	2007

Calculation of book value per common share:
Total shareholders’ equity	$3,432,965	$4,035,811
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$3,107,965	$3,710,811
Common shares outstanding (1)	60,511,974	67,318,466
Book value per common share	$51.36	$55.12

	Three Months Ended		Year Ended		Cumulative
	December 31,		December 31,		December 31,
(U.S. dollars in thousands, except share data)	2008	2007	2008	2007	2008

Effect of share repurchases:
Aggregate purchase price of shares repurchased	—	$136,361	$513,130	$537,066	$1,050,196
Shares repurchased	—	1,956,596	7,487,250	7,769,039	15,256,289
Average price per share repurchased	—	$69.69	$68.53	$69.13	$68.84

Estimated net dilutive impact on ending book value per common share (2)	—	$(0.41)	$(1.89)	$(1.45)	$(3.52)
Estimated net accretive impact on diluted earnings per share (3)	$0.10	$0.18	$0.80	$0.34

(1)	Excludes the effects of 5,131,135 and 5,486,033 stock options and 412,622 and 116,453 restricted stock units outstanding at December 31, 2008 and 2007, respectively.
(2)

As the average price per share repurchased during the periods exceeded the book value per common share at December 31, 2008 and 2007, the repurchase of shares during the periods reduced book value per common share in the periods presented.

(3)

The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) net income (loss) per share plus an estimate of lost net investment income on the share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of share repurchases. The repurchase of shares was accretive to diluted earnings per share in the periods presented.

Investment Information

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2008	2007	2008	2007

Net investment income:
Total	$111,745	$120,807	$468,080	$463,241
Per share (1)	$1.79	$1.70	$7.22	$6.28

Pre-tax investment income yield (at amortized cost)	4.50%	5.04%	4.73%	4.97%
After-tax investment income yield (at amortized cost)	4.39%	4.88%	4.61%	4.81%

Cash flow from operations	$166,101	$332,870	$1,139,098	$1,436,456

(1)

Due to the net loss recorded in the 2008 fourth quarter, diluted weighted average common shares and common share equivalents outstanding for the 2008 fourth quarter as reported do not include 2.5 million dilutive common share equivalents since the inclusion of such common share equivalents would have had an anti-dilutive effect on the loss per share under GAAP. The 2008 fourth quarter pro forma results shown above include such dilutive common share equivalents in order to make comparisons to the 2007 fourth quarter more meaningful. See page 7 for a discussion of Regulation G and the use of pro forma diluted net loss per share.

Investment Information (continued)

On a consolidated basis, the Company’s aggregate investable assets totaled $10.0 billion at December 31, 2008, compared to $10.12 billion at December 31, 2007, as detailed in the table below:

	December 31,	December 31,
(U.S. dollars in thousands)	2008	2007

Investable assets:
Fixed maturities available for sale, at market value	$8,122,221	$7,137,998
Fixed maturities pledged under securities lending agreements, at market value (1)	626,501	1,462,826
Total fixed maturities	8,748,722	8,600,824
Short-term investments available for sale, at market value	479,586	699,036
Short-term investments pledged under securities lending agreements, at market value (1)	101,564	219
Cash	251,739	239,915
Other investments (2)
Fixed income mutual funds	39,858	194,090
International equity index funds	—	92,056
Privately held securities and other	69,743	67,548
Investment funds accounted for using the equity method (3)	301,027	235,975
Securities transactions entered into but not settled at the balance sheet date	(18,236)	(5,796)
Total investable assets (1)	$9,974,003	$10,123,867

Fixed income portfolio (1):
Average effective duration (in years)	3.62	3.29
Average credit quality	AA+	AA+
Imbedded book yield (before investment expenses)	4.55%	5.03%

(1)

In securities lending transactions, the Company receives collateral in excess of the market value of the fixed maturities and short-term investments pledged under securities lending agreements. For purposes of this table, the Company has excluded the collateral received and reinvested at December 31, 2008 and 2007 of $730.2 million and $1.5 billion, respectively, which is reflected as “investment of funds received under securities lending agreements, at market value” and included the $728.1 million and $1.46 billion, respectively, of “fixed maturities and short-term investments pledged under securities lending agreements, at market value.”

(2)

Other investments include (i) mutual funds which invest in fixed maturity securities and international equity index funds; and (ii) privately held securities and other which include the Company’s investment in Aeolus LP and other privately held securities.

(3)

The Company’s investment portfolio includes certain funds that invest in fixed maturity securities which, due to the ownership structure of the funds, are accounted for by the Company using the equity method. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). Changes in the carrying value of such investments are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity as are changes in the carrying value of the Company’s other fixed income investments.

Investment Information (continued)

The following table summarizes the Company’s fixed maturities and fixed maturities pledged under securities lending agreements:

(U.S. dollars in thousands)	Estimated Market Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost

December 31, 2008:
Corporate bonds	$2,019,373	$51,131	$(98,979)	$2,067,221
Mortgage backed securities	1,581,736	23,306	(125,759)	1,684,189
U.S. government and government agencies	1,463,897	77,762	(14,159)	1,400,294
Commercial mortgage backed securities	1,219,737	16,128	(68,212)	1,271,821
Asset backed securities	970,041	1,121	(70,762)	1,039,682
Municipal bonds	965,966	26,815	(1,730)	940,881
Non-U.S. government securities	527,972	33,690	(31,884)	526,166
Total	$8,748,722	$229,953	$(411,485)	$8,930,254

December 31, 2007:
Corporate bonds	$2,452,527	$40,296	$(10,994)	$2,423,225
Mortgage backed securities	1,234,596	14,211	(4,087)	1,224,472
U.S. government and government agencies	1,165,423	21,598	(447)	1,144,272
Commercial mortgage backed securities	1,315,680	17,339	(558)	1,298,899
Asset backed securities	1,008,030	9,508	(4,030)	1,002,552
Municipal bonds	990,325	13,213	(195)	977,307
Non-U.S. government securities	434,243	28,032	(3,056)	409,267
Total	$8,600,824	$144,197	$(23,367)	$8,479,994

The following table summarizes the Company’s top ten exposures to fixed income corporate issuers at December 31, 2008, including amounts guaranteed by the U.S. government:

	Estimated Market Value
(U.S. dollars in thousands)	U.S. Government Guaranteed (1)	Non-U.S. Government Guaranteed	Total

December 31, 2008:
General Electric Capital Corp.	$31,163	$103,887	$135,050
JPMorgan Chase & Co.	35,875	63,819	99,694
Wells Fargo & Company	—	99,031	99,031
Citigroup Inc.	41,502	56,943	98,445
Bank of America Corp.	31,895	61,793	93,688
HSBC Holdings PLC	26,104	23,139	49,243
Verizon Communications Inc.	—	43,305	43,305
Goldman Sachs Group Inc.	27,113	8,826	35,939
Barclays Bank PLC	—	27,323	27,323
Morgan Stanley Corp.	15,134	11,448	26,582

(1)          Securities issued which are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”), a U.S. government agency, under the Temporary Liquidity Guarantee Program.

Investment Information (continued)

The following table provides information on the Company’s mortgage backed securities (“MBS”) and commercial mortgage backed securities (“CMBS”) at December 31, 2008, excluding amounts guaranteed by the U.S. government:

				Estimated Market Value
(U.S. dollars in thousands)	Issuance Year	Par Value	Average Credit Quality	Total	% of Asset Class	% of Investable Assets

MBS:
Non-agency MBS	2002	$5,666	AAA	$5,099	0.3	0.1
	2003	9,360	AAA	8,350	0.5	0.1
	2004	53,977	AAA	41,319	2.6	0.4
	2005	115,506	AAA	67,423	4.3	0.7
	2006	97,713	AAA	58,354	3.7	0.6
	2007	135,125	AA-	82,989	5.2	0.8
	2008	31,165	AAA	24,563	1.6	0.2
Total non-agency MBS		$448,512	AA+	$288,097	18.2	2.9

CMBS:
Non-agency CMBS	1998	$3,400	AAA	$3,236	0.3	0.0
	1999	100,996	AAA	102,243	8.4	1.0
	2000	132,168	AAA	128,633	10.5	1.3
	2001	87,124	AAA	83,341	6.8	0.8
	2002	71,486	AAA	65,252	5.3	0.7
	2003	99,068	AAA	87,277	7.2	0.9
	2004	77,414	AAA	67,754	5.6	0.7
	2005	77,952	AAA	62,419	5.1	0.6
	2006	82,252	AAA	65,064	5.3	0.7
	2007	32,900	AAA	26,435	2.2	0.3
Total non-agency CMBS		$764,760	AAA	$691,654	56.7	7.0

Additional Statistics:

		Non-Agency MBS	Non-Agency CMBS (1)
Weighted average loan age (months)		37	80
Weighted average life (months) (2)		73	33
Weighted average loan-to-value % (3)		65.8%	55.0%
Total delinquencies (4)		6.6%	1.2%
Current credit support % (5)		9.3%	27.8%

(1) Loans defeased with government/agency obligations represented approximately 23% of the collateral underlying the Company’s CMBS holdings.

(2) The weighted average life for MBS is based on the interest rates in effect at December 31, 2008. The weighted average life for CMBS reflects the average life of the collateral underlying the Company’s CMBS holdings.

(3) The range of loan-to-values on MBS is 35% to 91% while the range of loan-to-values on CMBS is 43% to 73%.

(4) Total delinquencies includes 60 days and over.

(5) Current credit support % represents the percentage for a collateralized mortgage obligation (“CMO”) or CMBS class/tranche from other subordinate classes in the same CMO or CMBS deal.

Investment Information (continued)

The following table provides information on the Company’s asset backed securities (“ABS”) at December 31, 2008:

				Estimated Market Value
(U.S. dollars in thousands)	Par Value	Average Credit Quality	Effective Duration	Total	% of Asset Class	% of Investable Assets

Sector:
Autos	$281,200	AAA	1.29	$265,428	27.4	2.7
Credit cards	502,280	AAA	1.68	462,172	47.6	4.6
Rate reduction bonds	139,361	AAA	1.95	139,632	14.4	1.4
Other	85,124	AAA	0.66	78,414	8.1	0.8
	$1,007,965	AAA	1.52	$945,646	97.5	9.5

Home equity (1)	$26,422	AAA	0.01	$18,055	1.9	0.2
	9,670	AA	0.01	4,377	0.4	0.0
	1,852	A	0.01	936	0.1	0.0
	343	BBB	0.01	189	0.0	0.0
	5,993	B	0.01	208	0.0	0.0
	10,900	CCC	0.01	544	0.1	0.0
	700	D	0.07	86	0.0	0.0
	$55,880	A	0.01	$24,395	2.5	0.2

Total ABS	$1,063,845	AAA	1.44	$970,041	100.0	9.7

(1) The Company’s investment portfolio included $65.1 million par in sub-prime securities at December 31, 2008, with an estimated market value of $30.4 million and an average credit quality of “A”. Such amounts were primarily in the home equity sector with the balance in other ABS, MBS and CMBS sectors. In addition, the portfolio of collateral backing the Company’s securities lending program contains approximately $56.1 million estimated market value of sub-prime securities with an average credit quality of “AA+.”

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended December 31,		Year Ended December 31,
(U.S. dollars in thousands)	2008	2007	2008	2007

Components of losses and loss adjustment expenses
Paid losses and loss adjustment expenses	$399,146	$284,397	$1,259,874	$1,117,413
Increase in unpaid losses and loss adjustment expenses	91,670	111,354	588,870	526,757
Total losses and loss adjustment expenses	$490,816	$395,751	$1,848,744	$1,644,170

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(32,187)	$(2,480)	$(63,078)	$(3,128)
Reinsurance	(83,888)	(29,746)	(220,105)	(154,217)
Total	$(116,075)	$(32,226)	$(283,183)	$(157,345)

Impact on losses and loss adjustment expenses:
Insurance	$(36,600)	$(6,815)	$(78,954)	$(12,654)
Reinsurance	(86,478)	(32,541)	(231,216)	(172,707)
Total	$(123,078)	$(39,356)	$(310,170)	$(185,361)

Impact on acquisition expenses:
Insurance	$4,413	$4,335	$15,876	$9,526
Reinsurance	2,590	2,795	11,111	18,490
Total	$7,003	$7,130	$26,987	$28,016

Impact on combined ratio:
Insurance	(8.1)%	(0.6)%	(3.8)%	(0.2)%
Reinsurance	(27.9)%	(10.4)%	(18.8)%	(12.4)%
Total	(16.6)%	(4.5)%	(10.0)%	(5.3)%

Impact on loss ratio:
Insurance	(9.2)%	(1.6)%	(4.7)%	(0.7)%
Reinsurance	(28.8)%	(11.4)%	(19.8)%	(13.9)%
Total	(17.6)%	(5.5)%	(10.9)%	(6.3)%

Impact on acquisition expense ratio:
Insurance	1.1%	1.0%	0.9%	0.5%
Reinsurance	0.9%	1.0%	0.9%	1.5%
Total	1.0%	1.0%	0.9%	1.0%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$56,072	—	$119,812	—
Reinsurance	100,522	$5,078	229,041	$52,847
Total	$156,594	$5,078	$348,853	$52,847

Impact on loss ratio:
Insurance	14.1%	—	7.2%	—
Reinsurance	33.5%	1.8%	19.6%	4.3%
Total	22.4%	0.7%	12.3%	1.8%

(1)

Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

For additional detail regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated December 31, 2008 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Discussion of 2008 Fourth Quarter Performance

Insurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2008	2007

Gross premiums written	$564,570	$591,679
Net premiums written	367,223	377,357
Net premiums earned	398,355	426,352
Underwriting (loss) income	(34,287)	32,512

Loss ratio	77.1%	63.8%
Acquisition expense ratio	13.5%	12.6%
Other operating expense ratio	18.0%	16.1%
Combined ratio	108.6%	92.5%

Gross premiums written by the insurance segment in the 2008 fourth quarter were 4.6% lower than in the 2007 fourth quarter, while net premiums written in the 2008 fourth quarter were 2.7% lower than in the 2007 fourth quarter. The insurance segment continued to maintain underwriting discipline in response to the current market environment with reductions in casualty, construction and national accounts and professional liability premiums. Net premiums earned by the insurance segment in the 2008 fourth quarter were 6.6% lower than in the 2007 fourth quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The loss ratio for the insurance segment was 77.1% in the 2008 fourth quarter, compared to 63.8% in the 2007 fourth quarter. The 2008 fourth quarter loss ratio reflected approximately 14.1 points related to catastrophic activity, primarily related to Hurricane Ike, while the 2007 fourth quarter loss ratio did not include any significant losses from catastrophic events. The 2008 fourth quarter loss ratio also reflected a 9.2 point reduction related to estimated net favorable development in prior year loss reserves, compared to 1.6 points of estimated net favorable development in prior year loss reserves in the 2007 fourth quarter. The estimated net favorable development in the 2008 fourth quarter was primarily in short-tail and medium-tail lines and mainly resulted from better than expected claims emergence. The insurance segment’s loss ratio in the 2008 fourth quarter also reflected an increase in expected loss ratios across a number of lines of business primarily due to rate changes and changes in the mix of business. In addition, the 2008 fourth quarter included a higher level of large, specific risk loss activity than the 2007 fourth quarter.

The insurance segment’s underwriting expense ratio was 31.5% in the 2008 fourth quarter, compared to 28.7% in the 2007 fourth quarter. The acquisition expense ratio was 13.5% for the 2008 fourth quarter, compared to 12.6% for the 2007 fourth quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers, (2) the amount of business written on a surplus lines (non-admitted) basis and (3) mix of business. The 2008 fourth quarter acquisition expense ratio reflects changes in the form of reinsurance ceded and the mix of business. The insurance segment’s other operating expense ratio was 18.0% for the 2008 fourth quarter, compared to 16.1% in the 2007 fourth quarter, with the increase due in part to a lower level of net premiums earned in the 2008 period. In addition, the 2008 fourth quarter operating expenses included approximately $2.8 million, or 0.7 points, related to workforce reductions and the relocation of certain of the insurance segment’s U.S. operations. These actions were undertaken as part of an expense management plan, which includes office relocation and personnel and other expense saving initiatives.

Reinsurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2008	2007

Gross premiums written	$266,165	$245,371
Net premiums written	248,351	200,309
Net premiums earned	300,159	285,864
Underwriting income	26,630	80,314

Loss ratio	61.2%	43.3%
Acquisition expense ratio	22.9%	20.0%
Other operating expense ratio	7.2%	8.8%
Combined ratio	91.3%	72.1%

Gross premiums written by the reinsurance segment in the 2008 fourth quarter were 8.5% higher than in the 2007 fourth quarter, primarily due to the addition of a significant property quota share treaty written in the 2008 fourth quarter which contributed $33.5 million of gross premiums written in the period, and an increase in writings by the reinsurance segment’s property facultative operation, which contributed $15.7 million of additional gross premiums written in the 2008 fourth quarter compared to the 2007 period.  Such items more than offset continued reductions in casualty business in response to the current market environment.

Commencing in 2006, the reinsurance segment’s Bermuda-based reinsurer, Arch Re Bermuda, ceded a significant amount of property and marine business under a quota share reinsurance treaty (the “Treaty”) to Flatiron Re Ltd. On December 31, 2007, the Treaty expired by its terms. At December 31, 2008, $18.3 million of premiums ceded to Flatiron were unearned.

Ceded premiums written by the reinsurance segment were 6.7% of gross premiums written for the 2008 fourth quarter, compared to 18.4% for the 2007 fourth quarter. In the 2008 fourth quarter, Arch Re Bermuda ceded $3.6 million of premiums written, or 1.3%, under the Treaty to Flatiron Re Ltd., compared to $35.2 million, or 14.3%, in the 2007 fourth quarter, with the lower level due to the expiration of the Treaty. On an earned basis, Arch Re Bermuda ceded $20.6 million to Flatiron in the 2008 fourth quarter, compared to $75.6 million in the 2007 fourth quarter. Commission income from the Treaty (in excess of the reimbursement of direct acquisition expenses) reduced the reinsurance segment’s acquisition expense ratio by 1.0 point in the 2008 fourth quarter, compared to 4.1 points in the 2007 fourth quarter.

Net premiums written by the reinsurance segment in the 2008 fourth quarter were 24.0% higher than in the 2007 fourth quarter, primarily due to the significant property quota share treaty and property facultative contributions noted above and included $4.7 million of reinstatement premiums related to Hurricane Ike. Net premiums earned in the 2008 fourth quarter were 5.0% higher than in the 2007 fourth quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The reinsurance segment’s loss ratio was 61.2% in the 2008 fourth quarter, compared to 43.3% for the 2007 fourth quarter.  The 2008 fourth quarter loss ratio reflected approximately 33.5 points of catastrophic activity, primarily related to Hurricane Ike, while the 2007 fourth quarter loss ratio reflected approximately 1.8 points of catastrophic activity. The loss ratio for the 2008 fourth quarter also reflected a 28.8 point reduction related to estimated net favorable development in prior year loss reserves, compared to a 11.4 point reduction in the 2007 fourth quarter. The estimated net favorable development in the 2008 fourth quarter was primarily in longer-tail lines and resulted from better than anticipated claims emergence in older underwriting years. The reinsurance segment’s 2008 fourth quarter loss ratio also reflected an increase in expected loss ratios in a number of lines of business primarily due to rate changes and changes in the mix of business.

The underwriting expense ratio for the reinsurance segment was 30.1% in the 2008 fourth quarter, compared to 28.8% in the 2007 fourth quarter. The acquisition expense ratio for the 2008 fourth quarter was 22.9%, compared to 20.0% for the 2007 fourth quarter, with the increase primarily due to a lower level of commission income from the Treaty with Flatiron noted above. The acquisition expense ratio is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The reinsurance segment’s other operating expense ratio was 7.2% for the 2008 fourth quarter, compared to 8.8% for the 2007 fourth quarter. The decrease in the operating expense ratio primarily related to a lower level of expenses related to the reinsurance segment’s property facultative operation, and a higher level of net premiums earned in the 2008 fourth quarter.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues
Net premiums written	$615,574	$577,666	$2,805,726	$2,901,936
Decrease in unearned premiums	82,940	134,550	39,728	42,714
Net premiums earned	698,514	712,216	2,845,454	2,944,650
Net investment income	111,745	120,807	468,080	463,241
Net realized gains (losses)	(102,873)	18,732	(185,101)	28,141
Fee income	1,456	1,866	4,706	7,536
Equity in net income (loss) of investment funds accounted for using the equity method	(174,147)	(906)	(178,608)	(171)
Other income	211	5,483	12,282	9,048
Total revenues	534,906	858,198	2,966,813	3,452,445

Expenses
Losses and loss adjustment expenses	490,816	395,751	1,848,744	1,644,170
Acquisition expenses	123,231	111,702	490,509	480,531
Other operating expenses	100,385	101,275	395,802	388,138
Interest expense	6,285	5,523	23,838	22,093
Net foreign exchange (gains) losses	(51,479)	4,121	(96,585)	43,969
Total expenses	669,238	618,372	2,662,308	2,578,901

Income (loss) before income taxes	(134,332)	239,826	304,505	873,544

Income tax expense (benefit)	2,179	(1,044)	13,539	15,601

Net income (loss)	(136,511)	240,870	290,966	857,943

Preferred dividends	6,461	6,461	25,844	25,844

Net income (loss) available to common shareholders	$(142,972)	$234,409	$265,122	$832,099

Net income (loss) per common share
Basic	$(2.38)	$3.44	$4.27	$11.72
Diluted (1)	$(2.38)	$3.31	$4.09	$11.28

Weighted average common shares and common share equivalents outstanding
Basic	60,048,258	68,074,208	62,101,203	70,995,672
Diluted (1)	60,048,258	70,901,361	64,789,052	73,762,419

(1)          Due to the net loss recorded in the 2008 fourth quarter, diluted weighted average common shares and common share equivalents outstanding do not include 2.5 million dilutive common share equivalents since the inclusion of such common share equivalents would have had an anti-dilutive effect on the loss per share under GAAP.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	December 31,
	2008	2007
Assets
Investments:
Fixed maturities available for sale, at market value (amortized cost: 2008, $8,314,615; 2007, $7,037,272)	$8,122,221	$7,137,998
Short-term investments available for sale, at market value (amortized cost: 2008, $478,088; 2007, $700,262)	479,586	699,036
Investment of funds received under securities lending agreements, at market value (amortized cost: 2008, $750,330; 2007, $1,503,723)	730,194	1,503,723
Other investments (cost: 2008, $125,858; 2007, $323,950)	109,601	353,694
Investment funds accounted for using the equity method	301,027	235,975
Total investments	9,742,629	9,930,426

Cash	251,739	239,915
Accrued investment income	78,052	73,862
Investment in joint venture (cost: 2008, $100,000)	98,341	—
Fixed maturities and short-term investments pledged under securities lending agreements, at market value	728,065	1,463,045
Premiums receivable	628,951	729,628
Unpaid losses and loss adjustment expenses recoverable	1,729,135	1,609,619
Paid losses and loss adjustment expenses recoverable	63,294	132,289
Prepaid reinsurance premiums	303,707	480,462
Deferred income tax assets, net	60,192	57,051
Deferred acquisition costs, net	295,192	290,059
Receivable for securities sold	105,073	17,359
Other assets	532,175	600,552
Total Assets	$14,616,545	$15,624,267

Liabilities
Reserve for losses and loss adjustment expenses	$7,666,957	$7,092,452
Unearned premiums	1,526,682	1,765,881
Reinsurance balances payable	138,509	301,309
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	—
Securities lending payable	753,528	1,503,723
Payable for securities purchased	123,309	23,155
Other liabilities	574,595	601,936
Total Liabilities	11,183,580	11,588,456

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 13,000,000)	130	130
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2008, 60,511,974; 2007, 67,318,466)	605	673
Additional paid-in capital	994,585	1,451,667
Retained earnings	2,693,239	2,428,117
Accumulated other comprehensive income (loss), net of deferred income tax	(255,594)	155,224
Total Shareholders’ Equity	3,432,965	4,035,811
Total Liabilities and Shareholders’ Equity	$14,616,545	$15,624,267